Exhibit 99.1

For investor inquiries contact:
Investor Relations
804-747-0136
investorrelations@markel.com

For media inquiries contact:
Gladstone Place Partners
Lauren Odell / Patricia Figueroa
212-230-5930

PRESS RELEASE

MARKEL ISSUES STATEMENT ON MARKEL CATCO

Richmond, VA, April 14, 2019

Markel Corporation (NYSE: MKL) (the “Company”) previously reported that the U.S. Department of Justice, U.S. Securities and Exchange Commission and Bermuda Monetary Authority (together, the “Governmental Authorities”) are conducting inquiries into loss reserves recorded in late 2017 and early 2018 at Markel CATCo Investment Management Ltd. and its subsidiaries (together, “CATCo”). These inquiries are limited to CATCo and do not involve the Company or its other subsidiaries.

As the Company previously disclosed, it retained outside counsel to conduct an internal review of CATCo’s loss reserving in late 2017 and early 2018. The internal review has recently been completed. The internal review conducted by outside counsel found no evidence that CATCo personnel acted in bad faith in exercising business judgment in the setting of reserves and making related disclosures during late 2017 and early 2018. The Company’s outside counsel has met with the Governmental Authorities and reported the findings from the internal review.

The Governmental Authorities’ inquiries are ongoing and the Company continues to fully cooperate with them. The Company cannot currently predict the duration, scope or result of the Governmental Authorities’ inquiries.

About Markel Corporation
Markel Corporation is a diverse financial holding company serving a variety of niche markets. The Company’s principal business markets and underwrites specialty insurance products. In each of the Company’s businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value. Visit Markel Corporation on the web at www.markel.com.

About Markel CATCo
Markel CATCo creates and manages a series of innovative insurance-linked investment funds which provide its investors the opportunity to participate in a selected mix of catastrophe reinsurance risks accessed through its reinsurance company, Markel CATCo Re Ltd. The funds are diversified across a number of risk categories to limit the capital exposed to a single event, and are uncorrelated to traditional asset classes. The structure of the funds provides its reinsurance purchasers significant underwriting capacity and claims paying capabilities. Markel CATCo is headquartered in Hamilton, Bermuda and is authorized and regulated by the Bermuda Monetary Authority.

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